UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

Savient Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

One Tower Center
East Brunswick, NJ	08816

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 732-418-9300

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

          On September 21, 2009, Savient Pharmaceuticals, Inc. (the “Company”) committed to a plan of termination pursuant to which it intends to reduce its workforce by 26 employees, or approximately 38%. The Company began notifying affected employees on September 23, 2009 and it expects departures to be completed by September 30, 2009.

          Due to these reductions, the Company projects a reduction in salary, bonus and benefit related operating costs of approximately $4.6 million through the year ending December 31, 2010, or $3.3 million net of the $1.3 million in plan of termination severance-related expenses. The Company is taking these actions in order to reduce costs and streamline operations in order to focus its efforts on the tasks critical to the resubmission of the Company’s Biologics License Application for KRYSTEXXA™ (pegloticase) to the U.S. Food and Drug Administration for approval. The reduction in staff is focused in the commercial, medical, financial and operational departments of the Company with minimal effects in the regulatory, quality and manufacturing departments.

          In connection with this plan of termination, the Company expects to incur a charge of approximately $1.3 million in severance-related expenses during the quarter ending September 30, 2009. The severance-related expenses will result in future cash expenditures of $0.8 million during the quarter ending December 31, 2009 and an additional $0.5 million in the first six months of 2010.

          Additionally, pursuant to the plan of termination, and subject to the execution of separation and general release agreements, the Company will modify the terms of certain stock option awards previously granted to the terminated employees. The modifications include extending the term of exercisability of the vested portion of the stock options from three months following the cessation of employment to six months following the cessation of employment coupled with accelerating the vesting to immediately vest any unvested stock options. The charges to income related to the modifications are uncertain at this time as the fair values of the modified awards will be determined once the modification dates are set during the fourth quarter of 2009.

Forward-Looking Statements

          This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements relate to the Company’s workforce reduction plan, including the planned reduction of 26 positions; the Company’s ability to reduce costs and streamline operations; the reduction plan resulting in a projected reduction in salary, bonus and benefit related operating costs of approximately $4.6 million through the year ending December 31, 2010; the Company’s expectation to complete the workforce reduction by September 30, 2009; and charges of approximately $1.3 million that the Company expects to record in the third quarter of 2009. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the Company’s ability to successfully implement its workforce reduction plan and reduce expenses; the impact of the workforce reduction on the Company’s business, including a potential adverse effect on revenues and the Company’s product development activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce; and certain other factors that may affect future operating results, which are detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the Securities and Exchange Commission and other reports filed with the SEC. In addition, the statements in this Current Report on Form 8-K represent the Company’s expectations and beliefs as of the date of this report. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this report.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc.

Date: September 25, 2009	By:	/s/ Philip K. Yachmetz

Philip K. Yachmetz
SVP, General Counsel & Secretary